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(11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES


                                                            Three Months Ended August 31
                                                                1995             1994
                                                            -----------      -----------
Weighted average common and common
 equivalent shares outstanding:
  Average shares outstanding                                 4,460,399         4,365,740
  Net effect of dilutive stock
   warrants--based on the treasury
   stock method using quarter-end
   market price which is greater
   average market price                                         60,768            64,489
  Net effect of dilutive stock
   options--based on the treasury
   stock method using quarter-end
   market price which is greater
   average market price                                        174,104           200,148
                                                             ---------         ---------

                            TOTALS                           4,695,271         4,630,377
                                                             =========         =========


Net income                                                   $ 131,038         $ 188,413
                                                             =========         =========


Net income per share                                         $    0.03         $    0.04
                                                             =========         =========
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